UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2011

FUELCELL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b) Resignation of President and Chief Executive Officer

On February 8, 2011, R. Daniel Brdar voluntarily resigned as President and Chief Executive Officer. Mr. Brdar will remain the Company’s Chairman of the Board of Directors through the Annual Meeting of Shareholders scheduled for April 7, 2011.

Mr. Brdar will be paid a fee of $15,000 for his continued participation on the Board of Directors as Chairman through the Annual Meeting of Shareholders.

Item 5.02(c) Appointment of President and Chief Executive Officer

On February 8, 2011, Arthur Bottone was promoted to the position of President and Chief Executive Officer. Mr. Bottone is 50 years old.

Mr. Bottone joined FuelCell Energy in February 2010 as Senior Vice President and Chief Commercial Officer and was promoted to President and CEO in February 2011. Prior to joining FuelCell Energy, Mr. Bottone was President of the Energy Systems business at Ingersoll Rand Company. Mr. Bottone’s focus is to accelerate revenue growth and profitability by capitalizing on heightened demand by the world’s industrialized and emerging nations for clean and renewable energy. He is responsible for developing and implementing strategies to further expand the Company’s market opportunities and growth potential. Mr. Bottone’s qualifications include 25 years of experience at Ingersoll Rand Company, a diversified global industrial concern. Mr. Bottone received an undergraduate degree in Mechanical Engineering from Georgia Institute of Technology in 1983, and received a Certificate of Professional Development from The Wharton School, University of Pennsylvania in 2004. Mr. Bottone has extensive experience in global commercialization activities that deliver profitable growth.

On February 8, 2011, the Company entered into a new employment agreement (the “Agreement”) with Mr. Bottone upon his promotion to President and CEO. Under the Agreement, which is terminable by either party upon 30 days notice, Mr. Bottone was entitled to an initial annual base salary of $340,000, to be reviewed at least annually by our Board of Directors, and an annual incentive award opportunity of up to 50% of Mr. Bottone’s base salary also to be determined and approved by our Board of Directors. Mr. Bottone was also granted restricted stock of the Company valued at $360,000, valued at the closing market price at date of grant. The Agreement also provides Mr. Bottone with the opportunity to participate in insurance plans and other employee benefits as may be generally available to other employees of the Company. The Agreement also contains non-disclosure provisions and prohibits Mr. Bottone from competing with the Company during the term of his employment and for a period of two years thereafter.

In the event of a change in control of the Company resulting in a voluntary resignation by Mr. Bottone or, in the event Mr. Bottone’s employment is terminated by the Company without cause, he is entitled to a severance payment in an amount equal to two years of his base salary as of the date of termination plus the average of the bonuses paid to him since the inception of his employment agreement. In the event of termination of Mr. Bottone’s employment by the Company for cause, the Company shall pay Mr. Bottone any base salary and vacation accrued but as yet unpaid on the effective date of such termination. Mr. Bottone’s stock options and restricted stock granted shall accelerate and immediately vest upon a change of control.

Should Mr. Bottone be unable to fulfill his duties as a result of incapacity or disability, the Company may terminate his employment. In the event of such incapacity or disability, the Company shall continue to pay full compensation to Mr. Bottone in accordance with the terms of his employment agreement until the date of such termination. In the event of death, the Company shall pay Mr. Bottone’s estate any base salary and other compensation or benefits accrued but as yet unpaid on the date of death.

Item 5.02(e) Compensatory Arrangements of Certain Officers

On February 8, 2011, the Board of Directors approved a change to the compensation of Joseph G. Mahler, Sr. Vice President and Chief Financial Officer. The Company has agreed to pay Mr. Mahler a special bonus in the amount of $90,000 in connection with his assumption of certain additional duties.    The special bonus is payable on February 8, 2012.

On February 8, 2011, the Board of Directors approved a change to the compensation of Anthony F. Rauseo, Chief Operating Officer. Mr. Rauseo’s annual base salary was increased to $260,000 effective on February 8, 2011 in connection with his assumption of certain additional duties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit No. 99.1 — FuelCell Energy, Inc. press release announcing the appointment of Arthur Bottone to President and Chief Executive Officer effective February 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: February 11, 2011	By:	/s/ Joseph G. Mahler

Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer